Exhibit 10.2

January 5, 2017

Michael Pellini, M.D.

33841 Niguel Shores Drive

Dana Point, CA 92629

Dear Dr. Pellini:

This letter is intended to memorialize the understanding regarding the ending of your employment with Foundation Medicine, Inc. (“Foundation Medicine” or the “Company”) and your continuing role as an active member of the Company’s Board of Directors (the “Board”).

1.	Resignation from CEO Position. The Company accepts your voluntary resignation as Chief Executive Officer effective February 6, 2017 (the “CEO Resignation Date”). Your employment with Foundation Medicine shall terminate on the CEO Resignation Date. Accordingly, your salary, benefits and other compensation referenced in your Amended and Restated Offer Letter, dated September 9, 2013 (the “Employment Agreement”), shall cease as of the CEO Resignation Date. Notwithstanding the foregoing, for calendar year 2016, you will be eligible to receive an annual performance bonus up to 60% of your final annual salary rate pursuant to your Employment Agreement. The actual bonus percentage is discretionary and will be subject to the Board or Compensation Committee’s assessment of your performance, as well as business conditions at the Company (the “2016 Bonus”). The 2016 Bonus shall be paid at the time bonus payments are made to the Company’s other executives but in no event later than March 15, 2017. You acknowledge and agree that you are not entitled to any severance pay or post-employment benefits in connection with the ending of your employment with Foundation Medicine pursuant to the Employment Agreement or otherwise.

2.	Continuing Role as Chairman. To facilitate the transition to the Company’s recently hired Chief Executive Officer (the “New CEO”), you have agreed that during the Term of this Agreement (as defined below), if you are elected by the Board to serve as the Chairman of the Board (“Chairman”), you will agree to serve as an active Chairman. If elected Chairman, subject to Section 3 of this Agreement, you shall commit up to two (2) days per week in 2017 and up to one (1) day per week in 2018 to Chairman activities and responsibilities, inclusive of ordinary Board activities but excluding service as a member of any committees of the Board. The scope and nature of your activities as Chairman shall be determined by the Board in its reasonable discretion, with advice from the New CEO, in consultation with you.

3.	Term. This Agreement shall commence on the CEO Resignation Date and shall expire on the second anniversary of the CEO Resignation Date (the “Second Anniversary”), provided this Agreement shall end on an earlier date if you are no longer serving as a member of the Board (the “Term”). After the Second Anniversary, your service and compensation as Chairman and/or as member of the Board, including any service on committees of the Board, to the extent applicable, shall be governed by the Company’s then effective standard compensation plan for non-employee directors (the “Director Compensation Policy”).

Michael Pellini, M.D.

January 5, 2017

4.	Base Compensation; Expense Reimbursement. From the CEO Resignation Date to the first anniversary of the CEO Resignation Date (the ‘First Anniversary”), you will be paid base compensation at a rate of $250,000 per year, and from First Anniversary to the Second Anniversary you will be paid at a rate of $125,000 per year (the “Base Compensation”), prorated as necessary for any partial month, provided and notwithstanding anything to the contrary in this Agreement, if you are removed from the Board without cause pursuant to applicable law and the Company’s charter prior to the Second Anniversary (a “Without Cause Board Removal”), the Company shall continue to pay your Base Compensation through the Second Anniversary. You may eligible for additional compensation for your service, if any, as a member of any committees of the Board in accordance with Director Compensation Policy. The Base Compensation will be paid in monthly installments and reported to taxing authorities on Form 1099. Payment for service on committees of the Board, if any, shall be paid in accordance with the schedule set forth in the Director Compensation Policy. You will be entitled to expense reimbursement consistent with the Company’s then effective standard compensation plan for non-employee directors and in connection with your other service as Chairman in accordance with the Company’s expense reimbursement policy.

5.	COBRA. Due to the resignation of your employment, you will no longer qualify for continued participation in employee benefit plans. However, to the extent that you are eligible to continue to participate in the Company’s medical and dental plans under COBRA and you elect to continue such benefits, the Company will continue to contribute toward such benefits at the employer rate in effect as of the CEO Resignation Date in accordance with the benefit plans until the earlier of (i) the end of the Term or, in the event of a Without Cause Board Removal, the Second Anniversary, in either event to the extent permissible under the Company’s health and dental plans, (ii) your eligibility for group medical care coverage through other employment, or (iii) the end of your eligibility under COBRA for continuation coverage (the “COBRA Continuation Period”). You will be responsible for paying the employee portion of the COBRA premiums.

6.	Equity. The plans and agreements governing your awards of stock options, restricted stock units subject to time-based vesting criteria and restricted stock units subject to performance-based vesting criteria are collectively referred to as the “Equity Documents.”

a) Stock Options. Pursuant to the Foundation Medicine Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”), you were granted nonstatutory stock options of: (i) 550,000 shares of Company Common Stock on February 9, 2011, (ii) 148,158 shares of Company Common Stock on January 10, 2012, (iii) 97,748 shares of Company Common Stock on March 27, 2012, (iv) 87,500 shares of Company Common Stock on March 7, 2013, and (v) 87,500 shares of Company Common Stock on May 21, 2013

Michael Pellini, M.D.

January 5, 2017

(collectively, the “Stock Options”). All of the Stock Options are fully vested as of the CEO Resignation Date. You and the Company acknowledge and agree that your continued service as a member of the Board shall constitute service as a director and an advisor to the Company and, therefore, you will continue to be an Eligible Participant as defined in the 2010 Plan. Further, (subject to Sections 3(d) and (e) of the Stock Option Agreements) your right to exercise the Stock Options shall continue until the later of (A) the third anniversary of the CEO Resignation Date and (B) one year after your cession of service as a director, but in no event later than the Final Exercise Date, as those terms defined in the Equity Documents. In furtherance of the foregoing, Section 3(c) of each respective Stock Option Agreement is, effective as of the CEO Resignation Date, hereby amended so that, “the right to exercise shall terminate three months after such cessation (but in no event after the Final Exercise Date)” is deleted and replaced with “the right to exercise shall terminate on the later of (A) February 6, 2020 and (B) one year after such cession (but in no event after the Final Exercise Date).”

b) RSUs. Pursuant to the Foundation Medicine 2013 Stock Option and Incentive Plan (the “2013 Plan”), you were granted awards of: (i) 59,365 Restricted Stock Units (“RSUs”) on July 15, 2015; and (ii) 90,000 RSUs on April 1, 2016 (collectively, the “RSU Grants”). As of the CEO Resignation Date, 61,680 RSUs have vested and 87,685 are unvested. Notwithstanding Section 3 of the respective RSU award agreements, upon the effectiveness of this Agreement, you and the Company acknowledge and agree that the termination of your employment shall not cause the RSUs to be terminated and forfeited and that your continued service as a member of the Board shall constitute sufficient service in lieu of employment to prevent such termination and forfeiture of the unvested RSUs, provided in no event shall vesting of the RSUs continue beyond December 31, 2017. In furtherance of the foregoing, Section 3 of the RSU award agreements is, effective as of the CEO Resignation Date, hereby amended so that, “employment with Company and Subsidiaries” is deleted and replaced with, “service as a director of the Company” and “any Restricted Stock Units that have not vested as of such date” is deleted and replaced with “any Restricted Stock Units that have not vested as such date or December, 31, 2017, whichever is earlier, provided if the Grantee is removed from the Board without cause pursuant to applicable law and the Company’s charter prior to December 31, 2017 (a “Without Cause Board Removal”), the Restricted Stock Units that would have vested had the Grantee remained on the Board through December 31, 2017 shall accelerate and become vested as of the effective date of the Without Cause Board Removal”. All other terms of the RSU award agreements and the RSUs are governed by the Equity Documents.

c)

PSUs. Pursuant to the 2013 Plan, you were granted 86,034 Restricted Stock Units on December 15, 2015 that were subject to performance-based vesting (the “PSUs”). Notwithstanding Section 3 of the PSU award agreement, upon the effectiveness of this Agreement, you and the Company acknowledge and agree that the termination of your employment shall not cause the PSUs to be terminated and forfeited and that your continued service as a member of the Board shall constitute sufficient service in lieu of

Michael Pellini, M.D.

January 5, 2017

employment to prevent such termination and forfeiture of the unvested PSUs. In furtherance of the foregoing, Section 3 of the PSU award agreement is, effective as of the CEO Resignation Date, hereby amended so that, “employment with Company and Subsidiaries” is deleted and replaced with, “service as a director of the Company”. Except as may hereafter be expressly amended in writing (including potential amendments to Section 2 thereof), all other terms of the PSU award agreement and the PSUs are governed by the Equity Documents.

d) Board-Level Equity Grants. Commencing as of the Company’s 2018 annual stockholders meeting, you will be eligible receive annual equity awards for Board members pursuant to the Director Compensation Policy. For the sake of clarity, you will not receive the “Initial Equity Grant” under the Director Compensation Policy.

7.	Restrictive Covenants. On the CEO Resignation Date, your employment with the Company shall terminate, and all provisions of the Employee Non-Competition, Nonsolicitation, Confidentiality and Assignment Agreement attached to the Employment Agreement as Exhibit C (the “Restrictive Covenants”) that are intended to survive and to apply to you following your termination shall continue to be in full force and effect. You reaffirm the Restrictive Covenants are not modified, rescinded or waived in any respect by this Agreement, and are incorporated by reference into this Agreement.

8.	Taxes. You shall perform all services contemplated herein as an “independent contractor” and not as an employee or agent of the Company. Other than as set forth in Section 5 above, you acknowledge and agree that you have no right to participate in any of the Company’s employee benefit plans or perquisites. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between you and the Company. You acknowledge that you have not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of any compensation due under this Agreement. You understand that the Company will not be responsible for withholding or paying any federal or state income, social security or other taxes in connection with Base Compensation paid under this Agreement, and you agree that you are solely responsible for any such tax payments that are his responsibility under applicable law. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

9.

Entire Agreement. For the avoidance of any doubt, this Agreement, the Restrictive Covenants, the Equity Agreements, as amended in this Agreement, the Director Compensation Policy, the Company’s Statement of Company Policy on Insider Trading and Disclosure, and Code of Business Conduct and Ethics constitute the entire agreement

Michael Pellini, M.D.

January 5, 2017

as to your role with the Company and will supersede any prior agreements or understandings, whether in writing or oral with respect to the subject matter herein. This Agreement may not be amended, varied, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties to this Agreement.

10.	Miscellaneous. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with his legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

12.	Governing Law. The interpretation of this Agreement will be governed by the laws of Massachusetts, without regard to the conflicts of laws principles thereof.

Michael Pellini, M.D.

January 5, 2017

Please acknowledge, by signing below, that you agree and accept the terms of this Agreement.

Very truly yours,

FOUNDATION MEDICINE, INC.

By:	/s/ Alexis Borisy
Alexis Borisy
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Michael Pellini
Michael Pellini, M.D.

1/5/2017
Date